Exhibit 10.1

CONFIDENTIAL SEPARATION OF EMPLOYMENT
AGREEMENT AND GENERAL RELEASE

This Confidential Separation of Employment Agreement and General Release (the “Agreement”) constitutes the agreement between Christopher Hill (hereinafter the “Employee”) and Synchronoss Technologies, Inc. (hereinafter the “Company”) regarding the termination of his employment with the Company effective December 31, 2023 (“Termination Date”).
Whereas, on or before December 19, 2023, the Company delivered this Agreement to Employee for Employee’s consideration; and it is hereby agreed by and between Employee and the Company as follows:

1.Pursuant to the terms of the Tier 1 Executive Agreement entered into by and between Employee and Company effective upon the date signed by Employee, and in consideration of execution of this Agreement, the Company agrees to:
(i)Pay Employee severance in the gross sum of $910,394 minus all applicable withholdings and deductions, in thirty six (36) equal installments (“Severance Payments”) beginning in the payroll following the execution of this Agreement and after the revocation period ends.
(ii)You will remain eligible to receive the 2023 Company 401k match when similarly situated employees receive their match in 2024. Any owed match funds will be deposited into your 401k account with Fidelity provided your 401k assets remain in your Fidelity account until after the match is deposited. If you transfer or withdraw your assets prior to the deposit of the match, you will not receive the 2023 Company 401k match.
(iii)2023 Bonus Payment. In addition to the foregoing, the Company agrees to pay your 2023 Bonus based on the attainment results of the 2023 Executive Bonus Plan, less all applicable federal and state withholdings, on the date that similar executives are paid their 2023 bonuses.
(iv)Employee is eligible to continue health care coverage beyond December 31, 2023 (coverage end date) through COBRA health care continuation. Provided Employee executes this Agreement and elects COBRA coverage, the Company will subsidize twelve (12) months of the employer portion of the premium (Employee will be responsible for Employee’s portion of the premium); all subsequent months beyond the twelve (12) month period must be fully covered at the Employee’s own expense. If at any time, the Employee elects to discontinue coverage during the initial twelve (12) month period, Company will not be obligated to provide the value of any remaining employer portion of the premium.

Employee expressly acknowledges that the Severance Payments exceed any amounts he may be entitled to receive from the Company under any contract, plans, policies, procedures or handbooks utilized by the Company, or any other legal obligations which the Company may have made and Employee is not entitled to and will not receive any additional compensation or benefits of any kind from the Company other than what is set forth in this Agreement. Employee expressly agrees that the Severance Payments, independently and in the aggregate, are sufficient consideration for the promises and mutual covenants set forth in this Agreement.
2.Employee agrees that on or before the Termination Date, Employee will enter into a Consulting Services Agreement with Company to provide services to the Company as set forth therein for a period of six months following the Termination Date.
3.Employee is hereby advised to consult with an attorney of Employee’s own choice (at Employee’s own cost) prior to signing this Agreement. Employee shall have a period of forty-five (45) days from the Termination Date in which to consider the terms of this Agreement, and Employee may execute this Agreement before or during the 45-day period. Upon receipt of the signed Agreement there is a (7) day revocation period during which Employee may revoke this Agreement pursuant to the terms defined in Sections 4 & 14 of this Agreement. The offer of severance shall be withdrawn if the signed Agreement is not returned to the Company by February 15, 2024.
4.With full understanding of Employee’s legal rights and of Employee’s own free will, except as provided by Section 5, below, Employee voluntarily, irrevocably and unconditionally releases and forever discharges the Company (including its current and former owners, shareholders, officers, parents, subsidiaries, affiliates, agents, employees, representatives, successors and assigns, past and present, jointly and individually) (collectively, the “Released Parties”) from any and all liabilities, claims, causes of action, charges, complaints, benefits, grievances, damages, injuries, attorneys’ fees, contracts, promises, agreements, and other legal responsibilities which can be legally waived by private agreement (collectively referred to as “Claims”) regardless of whether such Claims are unknown, unforeseen, and/or unanticipated, which Employee has or may have from the beginning of the world to the date Employee signs this Agreement including but not limited to any and all matters arising out of Employee’s employment with or termination of employment from the Company. Employee’s release of Claims includes, but is not limited to, any and all Claims under any state, federal, and/or local statutory, constitutional, common law, wrongful termination, discrimination, harassment, constructive discharge, defamation, intentional or negligent infliction of emotional distress, negligent or fraudulent misrepresentation, retaliation, pain, anguish and suffering, loss of consortium, physical harm, assault, breach of contract or implied contract, unjust enrichment, as well as any alleged violation of the Age Discrimination in Employment Act “ADEA”), Title VII of the Civil Rights Act of 1964, the Reconstruction Era Civil Rights Acts, the Civil Rights Act of 1991, the Equal Pay Act, the Americans With Disabilities Act, the Occupational Safety and Health Act, the Employee Retirement Income Security Act, the Worker Adjustment and Retraining Notification Act, the Vietnam Era Veterans Readjustment Assistance Act, the Immigration Reform and

Control Act, the Rehabilitation Act, the Consolidated Omnibus Budget Reconciliation Act, the Fair Credit Reporting Act, the National Labor Relations Act, the Pennsylvania Human Relation Act, The Pennsylvania Wage Payment and Collection Law, as amended, the New Jersey Family Leave Act, the New Jersey Law Against Discrimination, the New Jersey Conscientious Employee Protection Act, New Jersey wage-hour laws, the New Jersey Constitution, and/or any other alleged violation of any federal, state or local law, regulation, order or ordinance dealing with employment to the greatest extent such claims can be released by private agreement.1
5.Employee further agrees to waive and release any claims Employee may have against the Released Parties as of the date Employee executes this Agreement arising out of the Federal Age Discrimination in Employment Act (“ADEA,”) 29 U.S.C. § 621, et seq., and in connection with such waiver: (a) Employee is hereby advised to consult with an attorney of Employee’s own choice (and at Employee’s own cost) prior to signing this Agreement; (b) Employee shall have a period of forty five (45) days from the Termination Date in which to consider the terms of this Agreement, and Employee may execute this Agreement before or during the 45-day period; (c) Employee may revoke this Agreement at any time during the first seven (7) days following Employee’s execution of this Agreement, and this Agreement shall not be effective or enforceable until the seven-day period has expired; and (d) Employee is not waiving new ADEA claims that arise after the date Employee signs this Agreement. The “Effective Date” of this Agreement shall be eighth (8th) day after Employee signs this Agreement and returns it to the Company, provided that Employee does not timely revoke this Agreement as specified in Section 144 below.
6.To the extent applicable, Employee also expressly waives and releases any and all rights and benefits under Section 1542 of the Civil Code of the State of California (or any analogous law of any other state), which reads as follows:
“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release which if known by him or her must have materially affected his or her settlement with the debtor.”
In connection with such waiver and relinquishment, Employee hereby acknowledges that Employee may hereafter discover claims or facts in addition to, or different from, those which Employee now knows or believes to exist, but that Employee expressly agrees to fully, finally and forever settle and release any and all claims, known or unknown, suspected
1 Including without limitation the California Fair Employment and Housing Act, the Illinois Human Rights Act, the Washington State Labor and Industries Laws, the Washington Law Against Discrimination, the Arizona Civil Rights Act, the Arizona Employment Practices Act, Arizona Wage Laws, the New York State Human Rights Law, the Maryland Fair Employment Practices Act, the Virginia Human Rights Act and Virginians with Disabilities, the Georgia Age Discrimination in Employment Act, the Equal Employment for Persons with Disabilities Code, the Sex Discrimination in Employment Act, the Common Day of Rest Act, and the Fair Employment Practices, the Florida Civil Rights Act, the Colorado Wage Act, the Colorado Anti-Discrimination Act, and Chapters 21 and 451 of the Texas Labor Code.

or unsuspected, which exist or may exist on Employee’s behalf against the Released Parties at the time of execution of this Agreement.
7.Employee represents that he has no complaints, lawsuits or claims of any kind pending against the Company, and Employee further agrees that, except as set forth in this Section 6, Employee will not institute any action, complaint, lawsuit, charge, grievance or claim of any kind against the Company or any of the Released Parties, either individually or as a member of a class in any class or collective action, in any court or other forum with regard to any claim, demand, liability, obligation or matter arising out of his employment with the Company, separation from employment or otherwise, Nothing in this Agreement (including but not limited to the release of claims, promise not to sue, confidentiality, non-disparagement, no cooperation and any other limiting provisions) (i) limits or affects Employee’s right to challenge the validity of this Agreement under the Age Discrimination in Employment Act or the Older Worker Benefit Protection Act; (ii) prevents Employee filing a charge or complaint with or from participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission (EEOC), the National Labor Relations Board (NLRB), the Securities and Exchange Commission (SEC), or any other federal, state or local agency charged with the enforcement of any laws, including providing documents or other information, or (iii) prevents Employee from exercising Employee’s rights under Section 7 of the National Labor Relations Act to engage in protected, concerted activity with other employees, although by signing this Agreement Employee is waiving Employee’s right to recover any individual relief (including back pay, front pay, reinstatement or other legal or equitable relief) in any charge, complaint, or lawsuit or other proceeding brought by Employee or on Employee’s behalf by any third party, except for any right Employee may have to receive a payment from a government agency (and not the Company) for information provided to the government agency. This promise not to sue does not apply to any claims or rights that may arise after the date Employee signed this Agreement, claims for breach of or enforcement of this Agreement, claims for vested rights under the Company’s ERISA-covered employee benefit plans as applicable on the date Employee signs this release, and any claims that the controlling law clearly states may not be released by private agreement, such as claims for unemployment insurance or workers’ compensation.
8.By signing below, Employee acknowledges and reaffirms his obligation to remain bound, at all times in the future, by the Company’s Proprietary Information and Invention Agreement (“PIIA”) signed by Employee during the course of Employee’s employment with the Company. A copy of Employee’s signed PIIA will be included in the Transition Packet and is incorporated herein by reference. Employee represents and warrants that he: (a) has returned to the Company all Company property as required by Company, including, but not limited to, any papers, files, documents, equipment, phone(s), keys, access cards, software, disks, or other storage devices containing any Company information; (b) have not made and/or retained copies of any Company property or confidential information; and (c) have not disclosed to any third-party any Company Confidential Information (as defined therein).

9.Employee agrees that the terms of this Agreement are confidential and that except as outlined in Section 6 above, Employee will not disclose the terms of this Agreement or the negotiations leading to this Agreement to any person or entity, including but not limited to any current or former employee of the Company, with the exception of a disclosure (a) required by law or to enforce any obligations in this Agreement; and (b) to Employee’s spouse, attorneys, accountants, immediate family, and financial advisors, who must be advised of the confidential nature of this Agreement and must agree to be bound by this confidentiality provision. Employee acknowledges he has no pending discrimination, harassment or retaliation claim against the Company or any other Released Party, and that this Agreement is not a settlement agreement and does not constitute the resolution of such a claim. Employee also acknowledges that nothing in this Agreement prevents Employee from disclosing the details relating to a discrimination, harassment or retaliation claim, or prevents the Company or any Released Party from disclosing the details regarding the denial of such a claim.
10.Employee certifies that Employee has reported to the Company any and all injuries, accidents, diseases, conditions and/or any other health related issue which arise(s) out of or are related to Employee’s employment with the Company.  Employee further certifies and warrants that Employee has (1) received all compensation due to Employee as a result of services performed for the Company with the receipt of Employee’s final paycheck; and (2) been properly provided any leave of absence because of Employee’s or a family member’s family or medical condition or military status, and Employee has not been subjected to any improper treatment, conduct or actions due to a request for or taking such leave.

11.Employee agrees that except as expressly provided in Sections 2 and 7 of this Agreement, this Agreement renders null and void any and all prior agreements between Employee and the Company. Employee and the Company agree that, except as set forth in Sections 2 and 7 above, this Agreement constitutes the entire agreement between Employee and the Company regarding the subject matter of this Agreement, and that this Agreement may be modified only in a written document signed by Employee and a duly authorized officer of the Company.
12.Each of the parties to this Agreement consents to (i) the exclusive jurisdiction and venue of the Courts of the State of New Jersey in any and all actions between or among any of the parties, and (ii) service of process by first-class certified mail, return receipt requested, postage prepaid. This Agreement and any issues arising from it or regarding its provisions shall be governed and construed under the procedural and substantive laws of the State of New Jersey without reference to New Jersey’s choice of law rules. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable laws.
13.Employee agrees that this Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one agreement.

14.Should any provision of this Agreement be held to be illegal, void or unenforceable by a court of competent jurisdiction, such provision shall be of no force and effect. However, the illegality or unenforceability of any such provision shall have no effect upon, and shall not impair the enforceability of, any other provision of this Agreement.
15.AS STATED IN SECTION 4 ABOVE, THIS AGREEMENT MAY BE REVOKED BY EMPLOYEE WITHIN SEVEN (7) DAYS AFTER THE DATE EMPLOYEE SIGNS IT. THIS AGREEMENT IS NOT BINDING OR ENFORCEABLE AGAINST EITHER EMPLOYEE OR THE COMPANY UNTIL THIS SEVEN-DAY PERIOD HAS EXPIRED. ANY SUCH REVOCATION MUST BE MADE IN A SIGNED LETTER EXECUTED BY EMPLOYEE AND RECEIVED BY JEFF MILLER, PRESIDENT & CEO AT HRAMERICAS@SYNCHRONOSS.COM, NO LATER THAN 5:00 P.M. ON THE SEVENTH DAY AFTER EMPLOYEE EXECUTES THIS AGREEMENT. EMPLOYEE EXPRESSLY UNDERSTANDS AND AGREES THAT, IF EMLOYEE REVOKES THIS AGREEMENT, IT WILL NOT BE EFFECTIVE OR ENFORCEABLE AND EMPLOYEE WILL NOT BE ENTITLED TO THE SEVERANCE PAYMENTS.
16.The parties understand and agree that this Agreement is not an admission of liability, wrongdoing or a violation of any federal or state law or regulation, by either Employee or the Company, and both parties expressly deny any liability, wrongdoing or violation of law.
Employee agrees not to engage in any act or say anything that is intended, or may reasonably be expected, to harm the reputation, business or operations of the Company, its customers, employees, officers, directors or shareholders, except as permitted by Section 7 above.

Please indicate Employee’s agreement with the above terms by physically signing the below and returning ALL pages of this Agreement via email to HRAmericas@synchronoss.com.

Executed on behalf of Company

/s/ Jeff Miller
Jeff Miller
President & CEO

Employee agrees with the above terms as signified by Employee’s signature below. Furthermore, Employee acknowledges that he has read and understands this Agreement and that Employee voluntarily signs this release of all claims, known and unknown, with full understanding that at no time in the future may Employee pursue any of the rights Employee has waived in this Agreement.

Signed:	/s/ Christopher Hill	Dated:	December 19, 2023
EMPLOYEE NAME